EXHIBIT 10.6

July 9, 2012

Irl F. Engelhardt
Chairman and Chief Executive Officer
Patriot Coal Corporation
12312 Olive Boulevard
St. Louis, Missouri 63141

Re: Agreement for the Provision of Interim Management Services

Dear Mr. Engelhardt:

This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC, a Michigan limited liability company (“APS”), and Patriot Coal Corporation and certain of its affiliates and subsidiaries (“Patriot” or the “Company”) for the engagement of APS to provide certain temporary employees to the Company to assist it in its restructuring as described below.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions.

Generally, the engagement of APS, including any APS employees who serve in Officer positions, shall be under the supervision of the Company's Board Chairman or Chief Executive Officer.

OBJECTIVE AND TASKS

Subject to APS' internal approval from its Risk Management Committee, confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with section 7 of the General Terms and Conditions below regarding Directors and Officers Liability Insurance coverage, and a copy of the signed Board of Directors' resolution (or similar document) as official confirmation of the appointment, APS will provide Mr. Ted Stenger to serve as the Company's Chief Restructuring Officer (“CRO”), reporting to the Company's Board Chairman. As such, Mr. Stenger would not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers' compensation, disability, unemployment insurance benefits or any other employee benefits. Mr. Stenger or APS will be responsible for all employment, withholding, income and/or any other taxes incurred in connection with the operation and conduct of the engagement. Nothing in this agreement shall be construed to create a joint venture, partnership, franchise, employment or agency relationship between Mr. Stenger and/or APS and the Company or any part thereof. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Stenger will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process. In addition to the ordinary course duties of a CRO, the Temporary Staff (as defined below) roles will include working with the Company and its team to do the following:

Restructuring Activities

•	Provide overall leadership of the restructuring process, including working with a wide range of stakeholder groups, together with the Company's senior management.

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Assist the Company in the design and implementation of a restructuring strategy, together with the Company's other professionals, which is designed to maximize enterprise value and take into account the unique interests of all constituencies.

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Provide assistance to management in connection with the Company's development of its revised business plan, and such other related forecasts as may be required by the bank lenders in connection with negotiations or by the Company for other corporate purposes.

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Assist in managing the “working group” professionals who are assisting the Company in the reorganization process or who are working for the Company's various stakeholders to improve coordination of their effort and individual work product to be consistent with the Company's overall restructuring goals.

•	Assist in obtaining and presenting information required by parties in interest in the Company's bankruptcy process including official committees appointed by the Court and the Court itself.

•	Assist the Company in developing and implementing employee, customer and vendor communications programs.

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Assist in the development and implementation of a vendor management process to maximize on-going support from the vendor community, enhance or at least maintain liquidity and negotiate new contracts and relationships as appropriate.

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Assist the Company in other business and financial aspects of a Chapter 11 proceeding, including, but not limited to, development of and support for the approval and confirmation process for a disclosure statement and plan of reorganization.

Preparation for Chapter 11 Filing and On-Going Administration Tasks

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Assist in preparing for and filing bankruptcy petitions and related documents and filings in the event the Company and/or its subsidiaries choose to seek protection under the U.S. Bankruptcy Code, to the extent requested by the Company.

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Assist with the preparation of the statement of affairs, schedules and other regular reports required by the United States Bankruptcy Court (the “Court”) as well as providing assistance in such areas as testimony before the Court on matters that are within APS' areas of expertise.

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Assist the Company in developing and implementing accounting procedures and controls to “operationalize” the requirements of the bankruptcy proceeding, including both the filing and subsequent activities through completion of the Chapter 11 case. Subsequent activities include vendor management, employee benefits claims, claims reconciliation, filing of Monthly Operating Reports with the Court and other matters.

•	Assist the Company with electronic data collection.

Treasury & Cash Management

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Assist the Treasurer in areas of the treasury and risk management function that are expected to be impacted by the bankruptcy process including cash management and banking accounts, worker's compensation and other self insured programs, letter of credit and or bonding obligations, lease obligations and capital programs and the DIP financing process.

•	Work with the Company and its team to further identify and implement both short-term and long-term liquidity generating initiatives.

•	Assist in developing and implementing cash management strategies, tactics and processes.

•	Assist the Company and its management in managing their short-term cash flow forecasting tool(s) and related methodologies and to assist with planning for alternatives as requested by the Company.

•	Assist with such other matters as may be requested that fall within APS' expertise and that are mutually agreeable.

STAFFING

APS will provide the Company with the individuals set forth on Exhibit A (“Temporary Staff”), subject to the terms and conditions of this Agreement, with the titles, pay rates and other descriptions set forth therein.

The Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS' staffing and will not add additional Temporary Staff to the assignment without first consulting with the Company to obtain Company concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals.

TIMING, FEES AND RETAINER

Upon receipt of a copy of this Agreement executed by the Company, and confirmation that the Company is in compliance with the requirements set forth in the first paragraph of the Objectives and Tasks section above, APS will commence providing services under this letter and the services provided by AlixPartners, LLP (“AlixPartners”) under the engagement letter dated June 16, 2012 between Patriot and AlixPartners shall be deemed completed.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

* * *

In the event the Company seeks protection under the U.S. Bankruptcy Code, the Company will promptly apply to the Bankruptcy Court to obtain approval of APS' retention and Retainer nunc pro tunc to the date of filing. APS acknowledges that its retention and the terms thereof are subject to Court approval.

If these terms meet with your approval, please sign and return the enclosed copy of the Agreement.

We look forward to working with you.

Sincerely yours,

AP Services, LLC

/s/ Ted Stenger

Ted Stenger
Authorized Representative

Acknowledged and Agreed to:
PATRIOT COAL CORPORATION
By:    /s/ Joseph W. Bean
Its:    Senior Vice President - Law & Administration
Dated:    7/9/12

AP Services, LLC

Exhibit A

Temporary Staff
Individuals with Officer Positions

Name	Description	Hourly Rate[1]	Commitment Full[2] or Part[3] Time
Ted Stenger	Chief Restructuring Officer	$850	Full Time

Additional Temporary Staff

Name	Description	Hourly Rate[1]	Commitment Full[2] or Part[3] Time
Dipes Patel	Associate	$345	Full Time
Christopher Blacker	Director	$620	Full Time
Scott Mell	Director	$665	Full Time
Robb McWilliams	Director	$665	Full Time

The parties agree that Exhibit A can be amended by APS from time to time to add or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

_____________________________________

1 Standard hourly rates listed are prior to application of the 10% discount set forth on Schedule 1. The hourly rate structure is further defined on Schedule 1.
2 Full time is defined as substantially full time.
3 Part time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

SCHEDULE 1

FEES AND EXPENSES

1.	Fees: APS' fees will be based on the hours spent by APS personnel and billed at a 10% discount to the following standard hourly rates:

Managing Directors	$ 815 - 970
Directors	$ 620 - 760
Vice Presidents	$ 455 - 555
Associates	$ 305 - 405
Analysts	$ 270 - 300
Paraprofessionals	$ 205 - 225

APS reviews and revises its billing rates on January 1 of each year. Any increase in billing rates will require the approval of the Company and be subject to review of the Bankruptcy Court.

For this engagement, Managing Directors' (including Ted Stenger's) discounted hourly rate will be capped at a maximum of $850.

2.
Success Fee: In addition to hourly fees, APS will be compensated for its efforts by the payment of a Success Fee. The Company understands and acknowledges that the Success Fee is an integral part of APS' compensation for the engagement. The Company will pay APS a Success Fee in the amount of $2,000,000 upon the effectiveness of a chapter 11 Plan of Reorganization; provided, however, in the event that APS terminates its engagement or is terminated for cause, APS shall not be entitled to any Success Fee.

3.
Expenses: In addition to the fees set forth in this Schedule, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all actual, reasonable and documented out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals.

4.	Break Fee: APS does not seek a Break Fee in connection with this engagement.

5.
Retainer: This will confirm that AlixPartners is holding a retainer in the amount of $150,000 in accordance with the Engagement Letter dated June 16, 2012 between Patriot and AlixPartners. That Retainer will be transferred to APS for this engagement and no further retainer is required.

SCHEDULE 2

DISCLOSURES

APS has completed a thorough check of the parties in interest with regard to the Company, based on the list of the parties in interest that APS received from the Company. For the purpose of these Disclosures, and unless otherwise expressly provided herein, the term “AlixPartners” shall mean AlixPartners, LLP, its parent company, AlixPartners Holdings, LLP (“AP Holdings”), together with each of their subsidiaries including, without limitation, APS.

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Funds managed by subsidiaries of CVC Capital Partners SICAV-FIS S.A. (“CVC”), a private equity and investment advisory firm, own a controlling stake in AP Holdings, the parent of AlixPartners, LLP, an affiliate of APS. CVC Credit Partners, L.P. (“CVC Credit Partners”) is a global debt management business and a majority owned subsidiary of CVC.

CVC's private equity funds (“CVC Funds”) and debt funds (“CVC Credit Partners' Funds”) are managed independently from each other, with no overlap in membership of the relevant investment committees or boards of entities with responsibility for investment decisions. CVC has in place an internal information barrier between the CVC Funds and the CVC Credit Partners' Funds. All CVC Credit Partners investment professionals are dedicated to CVC Credit Partners and are not involved in the private equity business. CVC Credit Partners also has separate IT systems and workspaces.
No material nonpublic information about the Debtors has been furnished by AlixPartners to CVC or to any CVC managed funds or their portfolio companies, including without limitation, to CVC Credit Partners (collectively, the “CVC Entities”) or to any managing director or executive of CVC or CVC Credit Partners and AlixPartners will continue to abide by its confidentiality obligations to the Debtors. AlixPartners operates independently of the CVC Entities, and does not share employees or officers with the CVC Entities, except that a managing partner of CVC is on the Boards of Directors of AlixPartners and on the advisory board to CVC Credit Partners. Three other CVC executives, who are not connected with CVC Credit Partners, are also on the Boards of Directors of AlixPartners. AlixPartners and the CVC Entities have separate offices in separate buildings and use separate Internet email addresses. AlixPartners's financial performance is not directly impacted by the success or failure of the CVC Entities. Certain of the CVC Credit Partners' Funds act as lenders to AlixPartners.
As a component of its conflict checking system, AlixPartners has searched the names of CVC, CVC Credit Partners, the CVC Credit Partners' Funds, the CVC Funds, each managing partner of CVC and each portfolio company of the CVC Funds (the “CVC Conflict Parties”) against the list of Potential Parties in Interest, and AlixPartners has determined to the best of its knowledge that there are no resulting disclosures other than as noted herein. The term “portfolio company” means any business in which a CVC fund has a direct controlling or minority interest. The term “portfolio company” does not include indirect investments such as businesses owned or investments made by a CVC Funds portfolio company or investments made by the CVC Credit Partners' Funds. CVC Credit Partners Funds, as well as other CVC Entities, may in the ordinary course from time to time hold, control and/or manage loans to, or investments in the Debtors and parties in interest in these cases. Further, the CVC Entities may have had, currently have or may in the future have business relationships or connections with the Debtors or other Potential Parties in Interest in matters related to or unrelated to the Debtors or their affiliates or these chapter 11 cases. Furthermore, AlixPartners has provided the list of Debtors to CVC and has performed appropriate checks to determine if any material connections between the CVC Entities and the Debtors exist. AlixPartners will supplement this disclosure if it obtains information regarding any such connection. Other than as specifically noted herein, AlixPartners has not undertaken to determine the existence, nature and/or full scope of any business relationships or connections that the CVC Entities may have with the Potential Parties in Interest, the Debtors and their affiliates or these chapter 11 cases.
Based on, among other things, the business separation between the CVC Funds and the CVC Credit Partners' Funds, the business separation between the CVC Entities and AlixPartners, and the confidentiality obligations referred to above, AlixPartners believes that it does not hold or represent an interest adverse to the estate with respect to the engagement. Further, AP may have had, currently has or may in the future have business relationships with, among other entities, portfolio companies or managed funds of CVC in matters unrelated to the Debtors or their affiliates in these chapter 11 cases.

•	There is one confidential client of AlixPartners that is a professional in interest to the Debtors. The confidential client is a current AlixPartners client in matters unrelated to the Debtors.

•	Certain of the parties in interest may have extended credit or provided services, or may in the future extend credit or provide services to AlixPartners.

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AlixPartners has relationships with certain departments and agencies of the United States government, including, without limitation, the Internal Revenue Service (“IRS”), a significant taxing authority to the Debtors, and the Deparatment of Labor, a letter of credit and surety bond provider and beneficiary. The IRS and the Department of Labor are creditors, adverse parties and vendors to current and former AlixPartners clients in matters unrelated to the Debtors.  The IRS is the previous employer of current AlixPartners employees.  In addition, the United States Securities and Exchange Commission, the United States Attorneys' Office and the Federal Deposit Insurance Corporation are current or former clients of AlixPartners in matters unrelated to the Debtors.

•	ACE and ACE American Insurance Company, insurance providers and letter of credit parties to the Debtors, are vendors to AlixPartners.

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AIG, an insurance provider to the Debtors, is affiliated with entities that are limited partners, litigation counterparties, insurance providers, adverse parties, lenders and bondholders to current and former AlixPartners clients in matters unrelated to the Debtors. AIG is a current and former AlixPartners client in matters unrelated to the Debtors. AIG has provided various types of insurance to AlixPartners in matters unrelated to the Debtors.

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Alcoa Fuels, Inc., a lessor to the Debtors, is affiliated with entities that are creditors and vendors to current and former AlixPartners clients in matters unrelated to the Debtors. An affiliate is the previous employer of a current AlixPartners employee.

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Allied World National Assurance Company and Allied World Assurance Company (“Allied”), insurance providers to the Debtors, are adverse parties and executory contract counterparties to former AlixPartners clients in matters unrelated to the Debtors. Allied is a vendor to AlixPartners.

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American Casualty Company of Reading, Pennsylvania (“CNA”), a letter of credit party to the Debtors, is affiliated with entities that are bondholders, creditors and adverse parties to current and former AlixPartners clients in matters unrelated to the Debtors. An affiliate of CNA is a former AlixPartners client in matters unrelated to the Debtors. CNA is the previous employer of a current AlixPartners employee.

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American Stock Transfer & Trust Company, LLC, a professional in interest in this bankruptcy matter, is a co-defendant and professional in interest to current and former AlixPartners clients in matters unrelated to the Debtors.

•	AON Risk, an insurance provider to the Debtors, is affiliated with an entity that is a vendor to AlixPartners. AON is a current and former AlixPartners client in matters unrelated to the Debtors.

•	Arnold & Porter LLP, a professional in interest in this bankruptcy matter, is a current and former AlixPartners client in matters unrelated to the Debtors.

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AT&T, AT&T Mobility and AT&T Teleconference Services (collectively, “AT&T), utility providers to the Debtors, are affiliated with entities that are creditors, executory contract counterparties, vendors, lenders and shareholders to current and former AlixPartners clients in matters unrelated to the Debtors. An affiliate     of AT&T is a former AlixPartners client in matters unrelated to the Debtors. AT&T is a vendor to AlixPartners.

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Axis Insurance (Bermuda) Ltd, Axis Insurance Company and Axis Surplus Insurance Company (collectively, “Axis”), insurance providers to the Debtors, are affiliated with entities that are executory contract counterparties, lessors, insurers and director affiliated companies to current and former AlixPartners clients in matters unrelated to the Debtors. Axis Insurance Company is a former AlixPartners client in matters unrelated to the Debtors.

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Banc of America Securities LLC, BancorpSouth Equipment Finance, Bank of America, Bank of America Corporation, Bank of America Leasing and Bank of America, N.A., professionals in interest, lessors, lenders and letters of credit parties to the Debtors, are current and former AlixPartners clients, as well as executory contract counterparties, creditors and lenders to current and former AlixPartners clients in matters unrelated to the Debtors. Bank of America is a former employer of a current AlixPartners professional. Bank of America provides banking services to AlixPartners.

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Bank of Oklahoma, NA, a lender to the Debtors, is a former AlixPartners client in matters unrelated to the Debtors. Bank of Oklahoma, NA is a vendor and creditor to current and former AlixPartners clients in matters unrelated to the Debtors.

•	Bank of the West, a lessor to the Debtors, is a current AlixPartners client in matters unrelated to the Debtors.

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Barclays Bank PLC and Barclays Capital, Inc. (“Barclays”), lenders to the Debtors and professionals in interest in this bankruptcy matter, are affiliated with entities that are creditors, significant shareholders, adverse parties, lenders and bondholders to current and former AlixPartners clients in matters unrelated to the Debtors. Barclays is a vendor to AlixPartners and is a co-client to a current AlixPartners client in matters unrelated to the Debtors. Barclays is the previous employer of a current AlixPartners employee.

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Blackrock, Inc., a shareholder to the Debtors, is a lender, creditor, bondholder and executory contract counterparty to current and former AlixPartners clients in matters unrelated to the Debtors. Blackrock Financial Management is a significant shareholder to a former AlixPartners client in matters unrelated to the Debtors. Blackrock Realty Advisors, a subsidiary of Blackrock, Inc., is a lessor to a current AlixPartners client in matters unrelated to the Debtors.

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Blackstone Group LP, a professional in interest in this bankruptcy matter, is a former AlixPartners client in matters unrelated to the Debtors. Affiliates of Blackstone are professionals in interest, significant shareholders, bondholders, creditors, parent companies and lenders to current and former AlixPartners clients and is a landlord to AlixPartners, all in matters unrelated to the Debtors.

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Blue Cross Blue Shield, a vendor to the Debtors, is a vendor to AlixPartners. Blue Cross Blue Shield, is a vendor and insurance provider to current and former AlixPartners clients in matters unrelated to the Debtors. Blue Cross Blue Shield is a creditor to a current AlixPartners client in matters unrelated to the Debtors.

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Bowles Rice McDavid Graff & Love LLP, a professional in interest in this bankruptcy matter, is opposing counsel, client counsel and professional in interest to current and former AlixPartners clients in matters unrelated to the Debtors.

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Bryan Cave, LLP, a professional in interest in this bankruptcy matter, is opposing counsel and professional in interest to current and former AlixPartners clients in matters unrelated to the Debtors. Bryan Cave, LLP is a current and former AlixPartners client in matters unrelated to the Debtors.

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CAT Financial Services, Caterpillar Financial Services Corp., Caterpillar Financial Services Corporation and Caterpillar Global Mining America (collectively, “Caterpillar”), letters of credit parties, lenders, creditors, lessors and vendors to the Debtors, are vendors, customers, adverse parties, lenders, creditors and director affiliated companies to current and former AlixPartners clients in matters unrelated to the Debtors. Caterpillar is a former AlixPartners client in matters unrelated to the Debtors.

•	Chartis, an insurance provider to the Debtors, is an insurance provider to current AlixPartners clients in matters unrelated to the Debtors. Chartis is an insurance provider to AlixPartners.

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Chubb-Federal Insurance, Chubb Surety and Chubb Group of Insurance Companies (collectively, “Chubb”), insurance providers and letter of credit parties to the Debtors, are vendors to AlixPartners and adverse parties, lenders, insurance providers and executory contract counterparties to current and former AlixPartners clients in matters unrelated to the Debtors. Chubb is a former AlixPartners client in matters unrelated to the Debtors.

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Citibank National Association, CitiCapital Commercial Leasing Corporation, Citigroup CIB, Citigroup Global Markets Inc. and Citigroup Global Markets, Inc. (collectively, “Citi”), lenders, professionals in interest and lessors to the Debtors, and affiliated entities, are creditors, lenders, bondholders, shareholders, adverse parties, professionals in interest and lessors to current and former AlixPartners clients in matters unrelated to the Debtors. An affiliate, Citigroup, is a related party to a current AlixPartners client in matters unrelated to the Debtors. Citi is a current and former AlixPartners client in matters unrelated to the Debtors.

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Cleary Gottlieb Steen & Hamilton LLP, a professional in interest in this bankruptcy matter, is a current and former AlixPartners client in matters unrelated to the Debtors. Cleary Gottlieb Steen & Hamilton LLP is opposing counsel and a professional in interest to current and former AlixPartners clients in matters unrelated to the Debtors.

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Comerica Bank (“Comerica”), a lender to the Debtors, is a former lender to AlixPartners and also a former AlixPartners client in matters unrelated to the Debtors. Comerica is a lender, creditor, co-defendant and bondholder to current and former AlixPartners clients in matters unrelated to the Debtors. Comerica is the previous employer of a current AlixPartners employee. Comerica provides banking services to AlixPartners.

•	Computershare, a professional in interest in this bankruptcy matter, is a professional in interest to a former AlixPartners client in matters unrelated to the Debtors.

•	Continental Casualty Company, a letter of credit party to the Debtors, is affiliated with an entity that is a former AlixPartners client in matters unrelated to the Debtors.

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CSX Transportation, a vendor and creditor to the Debtors, is affiliated with an entity that is a creditor and lessor to former AlixPartners clients in matters unrelated to the Debtors. An affiliate, CSX Corporation, is the previous employer of a current AlixPartners employee.

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Davis Polk & Wardwell, a professional in interest in this bankruptcy matter, is a creditor, professional in interest and client counsel to current and former AlixPartners clients in matters unrelated to the Debtors.

•	Dinsmore & Shohl LLP, a professional in interest in this bankruptcy matter, is a former AlixPartners client in matters unrelated to the Debtors.

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Dish Network, a utility provider to the Debtors, is a creditor and vendor to former AlixPartners clients in matters unrelated to the Debtors. Dish Network is a client related party to a former AlixPartners client in matters unrelated to the Debtors.

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DTE Energy, (“DTE”), a utility provider to the Debtors, is the previous employer of a current AlixPartners employee. DTE is an executory contract counterparty to current and former AlixPartners clients in matters unrelated to the Debtors. DTE is a vendor to AlixPartners.

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Duff & Phelps Corporation (“Duff”), a professional in interest in this bankruptcy matter, is a professional in interest to current and former AlixPartners clients in matters unrelated to the Debtors. Duff is the previous employer of a current AlixPartners employee. Duff is a vendor to AlixPartners.

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Duke Energy Carolinas LLC, Duke Energy Commercial Asset Management and Duke Energy Kentucky, Inc., vendors to the Debtors, are affiliated with entities that are creditors, director affiliated companies, strategic alliance parties and executory contract counterparties to current and former AlixPartners clients in matters unrelated to the Debtors.

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Eastman Kodak Company (“Kodak”), a customer and vendor to the Debtors, is a current and former AlixPartners client in matters unrelated to the Debtors. APS is currently providing interim management services to Kodak in its chapter 11 proceedings. AlixPartners and APS do not believe the interests of Kodak and the Debtors are adverse. However, in an abundance of caution, AlixPartners and APS will establish an appropriate informational barrier if necessary to protect confidential information of the the Debtors from being shared with members of the Kodak engagement team and vice versa. Kodak and affiliated entities are lenders, co-defendants, vendors, litigation parties, significant shareholders and executory contract counterparties to current and former AlixPartners clients in matters unrelated to the Debtors.

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Ernst & Young (“E&Y”), a professional in interest in this bankruptcy matter, is an adverse party, client counsel, vendor and creditor to current and former AlixPartners clients in matters unrelated to the Debtors. E&Y is a vendor to AlixPartners and previously employed several current AlixPartners employees. E&Y is a current and former AlixPartners client in matters unrelated to the Debtors.

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Fifth Third Bank, Fifth Third Leasing Company and Fifth Third Securities, Inc. (“Fifth Third”), letter of credit parties, surety bond providers, lessors, creditor and professionals in interest to the Debtors, are bondholders, creditors, lenders, lessors and adverse parties to current and former AlixPartners clients in matters unrelated to the Debtors. In addition, Fifth Third is a member in a bank group for which AlixPartners performed services in matters unrelated to the Debtors. Fifth Third is a client-related party and a current and former AlixPartners client in matters unrelated to the Debtors.

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Flagstar Bank, FSB Gelco Corporation DBA GE Fleet Services (“Flagstar”), a lessor to the Debtors, is a former AlixPartners client in matters unrelated to the Debtors. Flagstar is an adverse party to a current AlixPartners client in matters unrelated to the Debtors.

•	Freedom Group, an affiliation of a director of the Debtors, is a current AlixPartners client in matters unrelated to the Debtors.

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General Electric Capital Corporation and GE Capital TMS (“GE”), lessors and creditors to the Debtors, are affiliated with entities that are creditors, customers, lenders, vendors, litigation parties, adverse parties, lessors and bondholders to current and former AlixPartners clients in matters unrelated to the Debtors. GE is a former AlixPartners client in matters unrelated to the Debtors. GE is the previous employer of current AlixPartners employees.

•	Georgeson Inc., a professional in interest in this bankruptcy matter, is a professional in interest to a former AlixPartners client in matters unrelated to the Debtors.

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Greenberg Traurig, a professional in interest in this bankruptcy matter, is a professional in interest, opposing counsel and vendor to current and former AlixPartners clients in matters unrelated to the Debtors. Greenberg Traurig is a current and former AlixPartners client in matters unrelated to the Debtors.

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Hartford, an insurance provider to the Debtors, is a creditor, bondholder, lender, vendor, executory contract counterparty and adverse party to current and former AlixPartners clients in matters unrelated to the Debtors. Hartford is a former AlixPartners client in matters unrelated to the Debtors.

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Huntington National Bank, a lessor to the Debtors, is a creditor, lessor and lender to former AlixPartners clients in matters unrelated to the Debtors. Huntington National Bank is a current and former AlixPartners client in matters unrelated to the Debtors.

•	Husch Blackwell, a professional in interest in this bankruptcy matter, is a professional in interest and adverse party to current and former AlixPartners clients in matters unrelated to the Debtors.

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IBM, a professional in interest in this bankruptcy matter and a vendor and creditor to the Debtors, is a lender, joint venture party, vendor, adverse party, client related party and creditor to current and former AlixPartners clients in matters unrelated to the Debtors. IBM is a current and former AlixPartners client in matters unrelated to the Debtors. IBM is the previous employer of current AlixPartners employees.

•	Ironshore, an insurance provider to the Debtors, is a co-defendant and co-client to a current AlixPartners client in matters unrelated to the Debtors.

•	Joy Mining Machinery, a vendor, creditor and customer to the Debtors, is affiliated with a former AlixPartners client in matters unrelated to the Debtors.

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Komatsu Financial Limited Partnership (“Komatsu”), a lessor and creditor to the Debtors, is a former AlixPartners client in matters unrelated to the Debtors. Komatsu is a customer to current and former AlixPartners clients in matters unrelated to the Debtors.

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KPMG LLP, a professional in interest in this bankruptcy matter, is a current and former AlixPartners client in matters unrelated to the Debtors. KPMG is a professional in interest, adverse party and creditor to current and former AlixPartners clients in matters unrelated to the Debtors. KPMG is an AlixPartners vendor. Additionally, KPMG previously employed several current AlixPartners employees.

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Latham & Watkins LLP, a professional in interest in this bankruptcy matter, is legal counsel, opposing counsel and professional in interest to current and former AlixPartners clients in matters unrelated to the Debtors. Latham & Watkins is a current and former AlixPartners client in matters unrelated to the Debtors.

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Liberty International Underwriters and Liberty Mutual Insurance Europe Limited (“Liberty”), insurance providers, letter of credit parties and surety bond providers to the Debtors, are affiliated with entities that are creditors, adverse parties, executory contract counterparties, insurers and lenders to current and former AlixPartners clients in matters unrelated to the Debtors. An affiliate of Liberty is a former AlixPartners client in matters unrelated to the Debtors.

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M & I Marshall (Southwest Bank of St. Louis), a lessor to the Debtors, is affiliated with an entity that is a co-defendant to a current AlixPartners client in matters unrelated to the Debtors. An affiliate is a significant shareholder to a current AlixPartners client in matters unrelated to the Debtors.

•	Macquarie Corporate and Asset Funding, Inc., a lessor to the Debtors, is affiliated with entities that are current and former AlixPartners clients in matters unrelated to the Debtors.

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Marsh USA, an insurance provider to the Debtors, is a creditor and vendor to current and former AlixPartners clients in matters unrelated to the Debtors. Affiliates, Marsh & McLennan, Marsh Risk Insurance and Marsh Ltd., are all vendors to AlixPartners.

•	Mercer, a professional in interest in this bankruptcy matter, is a professional in interest to former AlixPartners clients in matters unrelated to the Debtors. Mercer is the previous employer of current AlixPartners employees. An affiliate, Mercer HR Consulting, is a vendor to AlixPartners.

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Merrill Lynch and Merrill Lynch Capital (“Merrill Lynch”), professionals in interest and lessors to the Debtors, are affiliated with entities that are current and former AlixPartners clients, as well as lenders, bondholders, shareholders, limited partners, adverse parties and professionals in interest to current and former AlixPartners clients in matters unrelated to the Debtors. Merrill Lynch is a former AlixPartners client in matters unrelated to the Debtors. Merrill Lynch is the previous employer of current AlixPartners employees.

•	Mirant Energy Trading, LLC, a customer and vendor to the Debtors, is a former AlixPartners client in matters unrelated to the Debtors.

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Morris, Nichols, Arsht & Tunnell, LLP, a professional in interest in this bankruptcy matter, is a current AlixPartners client in matters unrelated to the Debtors. Morris, Nichols, Arsht & Tunnell, LLP is a vendor to AlixPartners.

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National Fire Insurance, National Fire Insurance Company of Hartford and National Union Fire Ins., letter of credit and surety bond parties to the Debtors, are affiliated with entities that are limited partners, litigation counterparties, adverse parties, lenders and bondholders to current and former AlixPartners clients in matters unrelated to the Debtors.

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Natixis Securities Americas LLC and Natixis, New York Branch, professionals in interest in this bankruptcy matter and lenders to the Debtors, are affiliated with an entity that is a co-client to a current AlixPartners engagement in matters unrelated to the Debtors.

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Neal, Gerber & Eisenberg LLP, a professional in interest in this bankruptcy matter, was client counsel and a professional in interest to former AlixPartners clients in matters unrelated to the Debtors.

•	Ogletree, Deakins, Nash, Smoak & Stewart, a professional in interest in this bankruptcy matter, is a former AlixPartners client in matters unrelated to the Debtors.

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Old Republic Insurance, a letter of credit and surety bond party to the Debtors, is a former AlixPartners client in matters unrelated to the Debtors. Old Republic Insurance is an insurance provider, material contract party and lender to current and former AlixPartners clients in matters unrelated to the Debtors.

•
Oliver Wyman, a professional in interest in this bankruptcy matter, is a professional in interest to a former AlixPartners client in matters unrelated to the Debtors. Oliver Wyman is the previous employer of current AlixPartners employees.

•	Patriot Coal Sales, a debtor subsidiary, is a former AlixPartners client in litigation support matters unrelated to this bankruptcy matter.

•
PNC, PNC Bank and PNC Capital Markets, LLC, professionals in interest in this bankruptcy matter and lenders, letters of credit and surety bond parties to the Debtors (collectively, “PNC”), are bondholders, lenders, significant shareholders and creditors to current and former AlixPartners clients in matters unrelated to the Debtors. PNC is a former AlixPartners client and is a co-defendant to a current AlixPartners client in matters unrelated to the Debtors. PNC is the previous employer of a current AlixPartners employee.

•	Protiviti, a professional in interest in this bankruptcy matter, is the previous employer of a current AlixPartners employee.

•
RBS Asset Finance (“RBS”), a lessor and creditor to the Debtors, is a lender, executory contract counterparty and creditor to current and former AlixPartners clients in matters unrelated to the Debtors. A former Managing Director of AlixPartners is currently the UK Head of the Global Restructuring Group of The Royal Bank of Scotland, but had no involvement with this matter while employed at AlixPartners. RBS is a current AlixPartners client in matters unrelated to the Debtors.

•	Remington Arms Company, Inc., an affiliation of a director of the Debtors, is an affiliate of a current AlixPartners client in matters unrelated to the Debtors.

•
R.R. Donnelley, a professional in interest in this bankruptcy matter, is a former AlixPartners client in matters unrelated to the Debtors. R.R. Donnelley is a professional in interest to current and former AlixPartners clients in matters unrelated to the Debtors.

•	RSUI, an insurance provider to the Debtors, is a co-defendant to a current AlixPartners client in matters unrelated to the Debtors.

•	Sandvik Mining and Construction, a customer and vendor to the Debtors, is affiliated with an entity that is a former AlixPartners client in matters unrelated to the Debtors.

•	SG Americas Securities, a lessor to the Debtors, is affiliated with Societe Generale, a former AlixPartners client in matters unrelated to the Debtors.

•
Siemens Financial Services, Inc. (“Siemens”), a lessor to the Debtors, and affiliated entities are creditors, lenders, adverse parties and lessors to former AlixPartners clients in matters unrelated to the Debtors. Affiliated entities of Siemens are current and former clients of AlixPartners in matters unrelated to the Debtor

•
SNR Denton, a professional in interest in this bankruptcy matter, is a current AlixPartners client in matters unrelated to the Debtors. SNR Denton is an adverse party to a current AlixPartners clients in matters unrelated to the Debtors. SNR Denton is the previous employer of a current AlixPartners employee.

•
Societe Generale, a lender to the Debtors, is a former AlixPartners client in matters unrelated to the Debtors and their affiliates. Societe Generale is a bondholder, lessor and lender to current and former AlixPartners clients in matters unrelated to the Debtors.

•
St. Paul Fire & Marine and St. Paul / Seaboard (“St. Paul”), letters of credit and surety providers to the Debtors, are affiliated with entities that are creditors, bondholders, executory contract counterparties and adverse parties to current and former AlixPartners clients in matters unrelated to the Debtors. St. Paul and St. Paul Travelers are vendors to AlixPartners.

•	Steptoe & Johnson, PLLC, a professional in interest in this bankruptcy matter, is a current and former AlixPartners client in matters unrelated to the Debtors.

•
Thompson Coburn, a professional in interest in this bankruptcy matter, is a professional in interest to a current AlixPartners client in matters unrelated to the Debtors. Thompson Coburn is a current AlixPartners client in matters unrelated to the Debtors.

•
ThyssenKrupp CSA Siderurgica (“ThyssenKrupp”) a customer and vendor to the Debtors, is affiliated with an entity that is a former AlixPartners client in matters unrelated to the Debtors. ThyssenKrupp affiliated entities are executory contract counterparties, creditors and vendors to current and former AlixPartners clients in matters unrelated to the Debtors.

•
Time Warner, a utility provider to the Debtors, and affiliated entities, are litigation parties, vendors, adverse parties, creditors and director affiliated companies to current and former AlixPartners clients in matters unrelated to the Debtors. An affiliate, America On-Line, is a current and former AlixPartners client in matters unrelated to the Debtors.

•
Travelers Casualty and Travelers Casualty and Surety Company of America (“Travelers”), letter of credit and surety bond providers to the Debtors, are affiliated with entities that are creditors, insurance providers, bondholders, executory contract counterparties and adverse parties to current and former AlixPartners clients in matters unrelated to the Debtors. Travelers is a vendor to AlixPartners.

•
U.S. Army Corps of Engineers, a regulatory agency in this bankruptcy matter, is a former AlixPartners client in matters unrelated to the Debtors. U.S. Army Corps of Engineers is an adverse party to a current AlixPartners client in matters unrelated to the Debtors.

•
U.S. Bank National Association (“US Bank”), a creditor to the Debtors, is a lender, creditor, indenture trustee and bondholder to current and former AlixPartners clients in matters unrelated to the Debtors. US Bank is a client related party to a current AlixPartners client in matters unrelated to the Debtors.

•
UBS and UBS Investment Bank (“UBS”), professionals in interest in this bankruptcy matter and lenders to the Debtors, are creditors, customers, director affiliated companies, lenders, lessors and bondholders to current and former AlixPartners clients in matters unrelated to the Debtors. UBS is a current and former AlixPartners client in matters unrelated to the Debtors. UBS is the previous employer of a current AlixPartners employee.

•
The Vanguard Group, a significant shareholder to the Debtors, and affiliated entities are lenders, vendors, co-defendants, adverse parties, bondholders and significant shareholders to current and former AlixPartners clients in matters unrelated to the Debtors. The Vanguard Group is the previous employer of a current AlixPartners employee.

•
Verizon and Verizon North (“Verizon”), utility providers to the Debtors, are former AlixPartners clients in matters unrelated to the Debtors. Other Verizon affiliated entities are creditors, executory contract counterparties and vendors to current and former AlixPartners clients in matters unrelated to the Debtors. Verizon is a vendor to AlixPartners.

•
Waste Management of WV, Inc. (“Waste Management”), a utility provider to the Debtors, is affiliated with entities that are creditors, adverse parties and vendors to current and former AlixPartners clients in matters unrelated to the Debtors. Waste Management is a former AlixPartners client in matters unrelated to the Debtors.

•
Weil, Gotshal & Manges LLP, a professional in interest in this bankruptcy matter, is a current and former AlixPartners client in matters unrelated to the Debtors. AlixPartners is a client of Weil, Gotshal & Manges, LLP in matters unrelated to the Debtors. Weil, Gotshal & Manges LLP is a professional in interest to current and former AP clients in matters unrelated to the Debtors.

•
Wilmington Trust Co. (“Wilmington Trust”), a professional in interest in this bankruptcy matter, is a bondholder, creditor, lessor and indenture trustees to current and former AlixPartners clients in matters unrelated to the Debtors. Wilmington Trust is a former AlixPartners client and a client related party to current AlixPartners clients, all in matters unrelated to the Debtors.

•
X.L., X.L. Specialty and X.L. UK, insurance providers to the Debtors, are affiliated to entities that are current and former AlixPartners clients in matters unrelated to the Debtors. Affiliated entities are executory contract counterparties to current and former AlixPartners clients in matters unrelated to the Debtors.

•
Zurich, an insurance provider to the Debtors, is a creditor, vendor, executory contract counterparty and adverse party to current and former AlixPartners clients in matters unrelated to the Debtors. Zurich is a former AlixPartners client and a vendor to AlixPartners in matters unrelated to the Debtors.

This Schedule 2 may be updated by APS from time to time to disclose additional connections or relationships between APS and the interested parties.

AP Services, LLC
General Terms and Conditions

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities.

The Company will undertake responsibilities as set forth below:

1.	Provide reliable and accurate detailed information, materials, documentation and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.

APS' delivery of the services and the fees charged are dependent on (i) the Company's timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company's management.

In connection with any Chapter 11 filing, the Company shall apply promptly to the Bankruptcy Court for approval of the Company's retention of APS under the terms of the Agreement. The form of retention application and proposed order shall be reasonably acceptable to APS. APS shall have no obligation to provide any further services if the Company becomes a debtor under the Bankruptcy Code unless APS' retention under the terms of the Agreement is approved by a final order of the Bankruptcy Court reasonably acceptable to APS. The Company shall assist, or cause its counsel to assist, with filing, serving and noticing of papers related to APS' fee and expense matters.

Section 2. Billing, Retainer and Payments.

Billing. APS will submit monthly invoices for services rendered and expenses incurred. Unless explicitly stated in the invoice, all amounts invoiced are not contingent upon or in any way tied to the delivery of any reports or other work product in the future and are not contingent upon the outcome of any case or matter. APS' fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on APS' income generally).

Retainer. AlixPartners is holding a retainer in the amount of $150,000 in accordance with the Engagement Letter dated June 16, 2012 between Patriot and AlixPartners (“Retainer”). The Retainer will be transferred to APS for this engagement and no further retainer is required. Invoices shall be offset against the Retainer. Payments of invoices will be used to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be applied against our final invoice or returned to the Company at the end of the engagement.

If the Company becomes a debtor under the Bankruptcy Code, due to the ordinary course and unavoidable reconciliation of fees and submission of expenses immediately prior to, and subsequent to, the date of filing, APS may have incurred but not billed fees and reimbursable expenses which relate to the prepetition period. APS will seek Court approval to apply the Retainer to these amounts.

Payments. All payments to be made to APS shall be payable upon receipt of invoice via wire transfer to APS' bank account, as follows:

Receiving Bank:    Deutsche Bank
ABA #021-001-033
Receiving Account:    AP Services, LLC
A/C #003-58897
Currency:        USD

Section 3. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, employees of APS will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers' compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Nothing in this Agreement is intended to create, nor shall be deemed or construed to create a fiduciary or agency relationship between APS and the Company or its Board of Directors.

In the event the Company seeks protection under the U.S. Bankruptcy Code, if APS finds it desirable to augment its professional staff with independent contractors (each, an “I/C”) in this case and the Company agrees to the use of such I/Cs, (i) APS will file, and require each I/C to file, a 2014 affidavit indicating that the I/C has reviewed the list of the interested parties in this case, disclosing the I/C's relationships, if any, with the interested parties and indicating that the I/C is disinterested; (ii) the I/C must remain disinterested during the time that the I/C is involved in providing services to the Company on behalf of APS; and (iii) the I/C must represent that he/she will not work for the Company or other interested parties in this case during the time APS is involved in providing services to the Company.

APS' standard practice is to charge for an I/C's services at the rate equal to the compensation provided by APS to such I/C. provided that in no event shall such rates exceed the rates listed on Schedule 1 to the Agreement.

Section 4. Confidentiality.

APS shall keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither APS nor its personnel will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS from making such disclosures of Information that APS reasonably believes is required by law or any regulatory requirement or authority, or to clear client conflicts In addition, with the Company's prior approval (so long as the Company is not a debtor in Chapter 11), APS will have the right to disclose to others in the normal course of business that it provided services to the Company or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Company. The obligations of APS under this Section 4 shall survive the end of any engagement between the parties for a period of two (2) years.

The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), and the terms of this Agreement, generated by APS in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS' prior approval, except as required by law.

Section 5. Intellectual Property.

Upon the Company's payment of all fees and expenses owed under this Agreement, all analyses, final reports, presentation materials, and other work product (other than any Engagement Tools, as defined below) that APS creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information as defined above. APS may retain copies of the Work Product and any Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, utilities and other intellectual property that APS has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of APS. The Company shall not acquire any interest in the Engagement Tools other than a limited non-transferable license to use the Engagement Tools to the extent they are contained in the Work Product. The Company acknowledges and agrees that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.

Section 6. Framework of the Engagement.

The Company acknowledges that it is retaining APS solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

Section 7. Indemnification and Other Matters.

The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “APS Parties”) from and against all claims, liabilities, losses, expenses and damages (collectively, “Claims”) arising out of or in connection with the engagement of APS that is the subject of the Agreement, except for such Claims finally determined to be arising out of the gross negligence, bad faith, willful misconduct or fraud of APS. Promptly after APS receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, APS will notify the Company thereof; but the omission to so notify the Company shall not relieve the Company from any obligation hereunder unless, and only to the extent that, the Company shall have been materially prejudiced by such failure. If any such action or other proceeding shall be brought against any APS Party, the Company shall, upon written notice given reasonably promptly following APS' notice to the Company of such action or proceeding, be entitled to assume the defense thereof at the Company's expense with counsel chosen by the Company and reasonably satisfactory to APS; provided, however, that any APS Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, such APS Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if the named parties to any such claim or action include such APS Party and the Company and in the reasonable opinion of counsel to such APS Party there are or may be substantial legal defenses available to such APS Party or to other APS Parties that are different from or additional to those available to the Company; provided, however, that in no event shall the Company be required to pay fees and expenses under this indemnity for more than one counsel (in addition to one local counsel) for all APS Parties in connection with an action or related action.

The Company and APS agree that they will not, without the prior written consent of each other, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding relating to the matters contemplated by APS' engagement unless such settlement, compromise, or consent includes a release of the parties reasonably satisfactory to APS and the Company.

If an APS Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse APS for any actual, reasonable and documented expenses (including reasonable external and internal legal costs and APS' expenses) incurred to respond to the request, except in cases where an APS Party is a party to the proceeding or the subject of the investigation.

In addition to the above indemnification and advancement, APS employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification and advancement provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company's charter or by-laws, by contract or otherwise.

The Company shall specifically include and cover employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company's policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to APS accepting any officer position, the Company shall, at the request of APS, provide APS a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as APS may reasonably request evidencing the appointment and coverage of the indemnitees. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. Notwithstanding anything to the contrary, the Company's indemnification and advancement obligations in this Section 7 shall be primary to (and without allocation against) any similar indemnification and advancement obligations of APS, its affiliates and insurers to the indemnitees (which shall be secondary). In the event that the Company is unable to include APS employees and agents under the Company's policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g. there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O insurance policy that will cover APS employees and agents only. In such event, the cost of this policy shall be borne by APS. If APS is unable or unwilling to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.

APS is not responsible for any third-party products or services separately procured by the Company. The Company's sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring such third-party product or service.

Section 8. Governing Law and Arbitration.

The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA's Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys' fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing, APS may in its sole discretion proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim (and any subsequent counter claim) against the Company relating to either (i) the non-payment of fees or expenses due under this Agreement, or (ii) the non-performance of obligations under Section 7.

In the event the Company files under Chapter 11, the Company and APS agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement.

In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.

Section 9. Termination and Survival.

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed), in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Sections 2, 4, 5, 7, 8, 9, 10, 11 and 12 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 10. Non-Solicitation of Employees

The Company acknowledges and agrees that APS has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of two years after the final invoice is rendered by APS with respect to this engagement (the “Restrictive Period”), the Company and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of APS' Managing Directors, Directors, or other employees/ contractors assigned to this engagement.

The Company also acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of this provision, and the Company agrees that APS shall have the right to seek a restraining order and/or an injunction for any breach of this non-solicitation provision. If any provision of this section is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.

Section 11. Limit of Liability.

The APS Parties shall not be liable to the Company, or any party asserting claims on behalf of the Company, except for direct damages found in a final determination to be the direct result of the bad faith, self-dealing, intentional misconduct or gross negligence of APS. The APS Parties shall not be liable for incidental or consequential damages under any circumstances, even if it has been advised of the possibility of such damages. The APS Parties aggregate liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to APS for services on this engagement (the “Liability Cap”). The Liability Cap is the total limit of the APS Parties' aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by APS pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the APS Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the APS Parties pursuant to this Agreement exceed the Liability Cap.

APS acknowledges that, during the pendency of any Bankruptcy Court approved retention, the Liability Cap may be subject to modification as may be stated within the Bankruptcy Court's retention order.

Section 12. General.

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the parties relating to the services to be rendered by APS and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services, The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the parties. is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.

Joint and Several. If there is more than one party to this Agreement, the Company shall cause each other entity which is included in the definition of Company to be jointly and severally liable for the Company's liabilities and obligations set forth in this Agreement.

Third-Party Beneficiaries. The indemnitees shall be third-party beneficiaries with respect to Section 7 hereof.

Data Protection. APS acknowledges and the Company agrees that in performing the services APS may from time to time be required to process certain personal data on behalf of the Company. In such cases APS may act as the Company's data processor and APS shall endeavor to (a) act only on reasonable instructions from the Company within the scope of the services of this Agreement; (b) have in place appropriate technical and organizational security measures against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data; and (c) comply (to the extent applicable to it and/or the process) with relevant laws or regulations.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

AP Services, LLC
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: General Counsel

and if to the Company, to the address set forth in the Agreement, to the attention of the Company's General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.